UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:          May 7, 2010
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	INTEGRYS ENERGY GROUP, INC. (A Wisconsin Corporation) 130 East Randolph Drive Chicago, Illinois 60601-6207 (312) 228-5400	39-1775292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2010, Integrys Energy Group, Inc. (the “Company”) entered into amended Change in Control Severance Agreements (“Agreements”) with the executives listed below (the “Executives”) in order to align the Agreements with current market practices.  The Agreements provide protection and associated benefits to the Executives in the event of a covered termination following a change in control of the Company.

The Executives are:

• Charles A. Schrock, Chairman, President and Chief Executive Officer
• Joseph P. O’Leary, Senior Vice President and Chief Financial Officer
• Mark A. Radtke, President and Chief Executive Officer – Integrys Energy Services
• Lawrence T. Borgard, President and Chief Operating Officer – Utilities

The material amendments to the Agreements include:

• The period during which a covered termination can occur following a change in control was reduced from three years to two years, and the phase-out for continued employment following a change in control was eliminated.
• The term and termination provisions of the Agreements were revised to provide that the Agreements automatically renew each calendar year unless the Company provides notice of non-renewal by November 1.
• The amendment provision of the Agreements was revised to provide that the Company may unilaterally amend the Agreements by providing notice of the amendment to the Executives in the prescribed time period.
• The Agreements were amended to provide that the Executives are not entitled to benefits in the event of a covered termination following a change in control if the Executives have violated their covenants under the Agreements.
• The Agreements were revised to provide that Executives who are terminated following a change in control are entitled to be paid annual incentive for the year of termination equal to the greater of (1) the amount actually earned under the incentive plan, or (2) a prorated bonus assuming target performance (the annual incentive is the higher of the target annual incentive for the year of termination or the target annual incentive for the year in which the change in control occurs).

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits. The following exhibit is being filed herewith:

		10.1	Form of Amended Change in Control Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRYS ENERGY GROUP, INC. By: /s/ Barth J. Wolf Barth J. Wolf Vice President, Chief Legal Officer and Secretary

Date: May 12, 2010

INTEGRYS ENERGY GROUP, INC.

Exhibit Index to Form 8-K
Dated May 7, 2010

Exhibit Number

10.1	Form of Amended Change in Control Severance Agreement